UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☑	Soliciting Material Pursuant to §240.14a-12

CHARTER COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☑	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The following is a transcript from an investor call held by Charter Communications, Inc. (“Charter”) on May 16, 2025 in connection with the announced business combination between Charter and Cox Communications, Inc.

EXECUTIVES

Alex Taylor
Chairman and Chief Executive Officer, Cox Enterprises, Inc.

Christopher L. Winfrey
President, CEO & Director

Jessica M. Fischer
Chief Financial Officer

Stefan Anninger
Vice President of Investor Relations

ANALYSTS

Benjamin Daniel Swinburne
Morgan Stanley, Research Division

Craig Eder Moffett
MoffettNathanson LLC

Frank Garrett Louthan
Raymond James & Associates, Inc., Research Division

James Edward Schneider
Goldman Sachs Group, Inc., Research Division

Jessica Jean Reif Ehrlich Cohen
BofA Securities, Research Division

John Christopher Hodulik
UBS Investment Bank, Research Division

Jonathan Chaplin
New Street Research LLP

Sebastiano Carmine Petti
JPMorgan Chase & Co, Research Division

Presentation

Operator

Hello, and welcome to the Charter Communications and Cox Communications Investor Webcast. [Operator Instructions] Also, a reminder, this conference is being recorded today. If you have any objections, please disconnect at this time.

I will now turn the call over to Stefan Anninger.

Stefan Anninger
Vice President of Investor Relations

Thanks, Leila, and welcome, everyone. The presentation that accompanies this call can be found on our website, ir.charter.com. I would like to remind you that there are a number of risk factors and other cautionary statements contained in our SEC filings, and we encourage you to read them carefully. Various remarks that we make on this call concerning expectations, predictions, plans and prospects constitute forward-looking statements, which are subject to risks and uncertainties that may cause actual results to differ from historical or anticipated results. Any forward-looking statements reflect management's current view only, and Charter undertakes no obligation to revise or update such statements. As a reminder, all growth rates noted on this call and in the presentation are calculated on a year-over-year basis unless otherwise specified.

Now I'll turn it over to Chris Winfrey, our President and CEO.

Christopher L. Winfrey
President, CEO & Director

Thanks, Stefan, and thanks to everyone for joining us on today's call on short notice. This morning, we announced the combination of Cox Communications with Charter. This transformational transaction will create an industry leader in mobile and broadband communication services and seamless video entertainment. And it marries Charter's customer and employee-focused operating strategy with Cox's long-standing reputation for service quality and investment. The Cox family is the longest continuous operator in the industry going back to 1962 and one of the most successful. I've spent the past decade getting to know the Cox team, including Alex Taylor, the Chairman and CEO of Cox Enterprises. And perhaps more relevant, the Cox team spent that time getting to know us. The trust they're putting in us to do right by their customers, employees and communities is something we don't take for granted.

This combination also offers very significant benefits for our customers, employees, local communities and shareholders. It's a great outcome for both our current shareholders and for the Cox family. The combined company will bring together the best of Charter's consumer-friendly operating strategy and Cox's service reputation and B2B success. Together, we'll be better positioned to aggressively compete in an expanding and dynamic marketplace against national and increasingly global competitors. Our larger footprint will give us better marketing and branding capabilities, will also allow us to expand investment in product development, AI tools and innovation, accelerating product development and driving greater efficiencies, which helps us to continue to save customers real money.

The combination also enhances our footprint efficiency and adds key markets and gives the opportunity to offer our products with spectrum pricing and packaging to Cox's customers the best products at the best prices and driving better top line growth. And of course, the new combination will return jobs from overseas and create new good paying customer service and sales careers. This combination is good for America. Our footprint will now include key attractive growing markets like Phoenix and Las Vegas, large adjacent markets like Virginia, Kansas, Oklahoma and Rhode Island and better in-market sales and service coverage in places like Los Angeles, San Diego, New Orleans and Florida.

In total, our network will span approximately 46 states passing nearly 70 million homes and businesses with 38 million customers, which we intend to grow. And yet, we will remain a regional operator competing against national and often global competitors. In addition to the obvious residential footprint expansion, Cox was the first and most successful operator to focus on business-to-business communication services starting back in the late 1980s. In addition to the best-in-class business operations inside the cable business, Segra, a fiber network operator with assets across 24 states and RapidScale, a managed services provider, will complement our capabilities to provide highly competitive business services on a more national basis. I think we'll find real upside from Cox's B2B assets and operations over time.

The opportunity to expand our combined medium and large business footprint is significant and similar to residential and small business will drive top line growth. For that residential and small business, our immediate focus post-closing will be on the deployment of our industry-leading products in pricing and packaging across the Cox footprint, marrying the best products with the fastest speeds and modern entertainment solutions with the ability for customers to save hundreds or even thousands of dollars each year. From a product perspective, we'll launch Spectrum Mobile, the Spectrum TV app, Seamless Entertainment and Xumo. We'll also deploy the Spectrum TV app on third-party devices like Roku, Apple TV and various smart TV manufacturers in the Cox footprint.

Our first goal in the operational integration will be to ensure that Spectrum customers and employees have the same experience between different footprints. A customer in Oklahoma will have the same product, sales and service experience as a customer in Wisconsin. And a customer care representative in Phoenix will have all the same systems and tools to service a customer in Orlando. We'll rapidly onshore service jobs, in-source jobs currently with contractors, and we expect to hire field sales personnel in local markets. We'll offer good paying U.S. jobs with minimum wages of at least $20 per hour with great benefits, retirement plans, career progression opportunities and stock ownership opportunities.

With our own onshore employee base and Cox's rich service history, we'll extend our market-leading customer commitment, including our 4 key promises: reliable connectivity, transparency at every step, exceptional service; and #4, always improving. And we'll continue to support those commitments with guarantees, including customer credits. And as we keep improving, both companies have already embarked on a multiyear ubiquitous upgrade of their networks to multi-gig speeds. Combined with Spectrum Mobile and seamless connectivity with advanced Wi-Fi and shared licensed and unlicensed CBRS spectrum already being deployed by both companies will provide the fastest mobile broadband in the country at the best prices.

From a Charter shareholder perspective, this is an accretive transaction. We're acquiring Cox at an enterprise value to 2025 estimated EBITDA multiple of 6.4x and less than 6x, reflecting cost synergies and tax benefits to both parties. And that synergized multiple doesn't include the benefit of top line growth synergies or operating cost synergies from the implementation of our customer-friendly operating strategy. That will drive higher long-term revenue, EBITDA and free cash flow growth of the pro forma entity. While this transaction has taken place in a period near historic low industry valuations, with the exception of upfront cash, Cox is exchanging for equity in the new company. They aren't sellers. And at the closing of the Cox transaction, we'll accelerate the closing of the Liberty Broadband merger. And in many respects, Cox family as long-time cable investors will effectively take Liberty's place as long-term capital, which provides strategic value, including on our Board.

The Cox family will own 23% of our fully diluted outstanding shares on an as-converted as-exchanged basis. With Cox, Advance/Newhouse and John Malone indicating his intent to personally remain a Charter shareholder, we'll benefit from decades of this industry's best entrepreneurial and capital allocation capabilities. Within a year of closing, we've agreed to change our parent company name from Charter Communications to Cox Communications. And while we take tremendous pride in the Charter name, it's an incredible story of operational and strategic restructuring, employee and network investment, product and industry innovation and footprint expansion, we step into a new parent company name steeped in entrepreneurialism and service to customers. Committed to employees and communities, something we are and will be equally proud and part of.

Along those lines, as part of this new partnership, we'll make a significant contribution to a foundation focused on philanthropic activity in our Spectrum-branded service communities and an employee-focused disaster recovery fund. Let me now hand the call over for a moment to Alex Taylor to talk about Cox for a moment. Alex?

Alex Taylor
Chairman and Chief Executive Officer, Cox Enterprises, Inc.

Hi, everyone. Thank you, Chris. I want to just take a second to say thanks for your nice comments and to you and your whole leadership team for some very long hours that have been put in over the past many weeks that we've been working on this, but particularly the last 48 hours. So thank you. But we have been talking for years about the evolution of this industry and the possible partnerships that we might be a part of, but we've always preferred to remain private since we -- since Cox Communications went through our privatization transaction in 2005.

The reason this makes sense now to us is the following. Charter has built what we believe is the best platform for success going forward. As the largest investor in the cable industry, my family and our team spends a lot of time analyzing what we're seeing out there, what other people are doing and comparing it with what we're doing. And Charter has really impressed us above all others with the way they have spent capital. In the last 5 years, they've spent over $50 billion investing in multi-gig speeds, DOCSIS 4.0 and their wireless offering. And they've also been very creative in their customer-facing innovations like paying off customer balances when they port over or letting them upgrade devices without the onerous restrictions and tricks that you see some others doing. It's a very high integrity business. They've been very thoughtful about their network and the network is the goal of this industry. And we, who nerd out on it a lot, I think they're best positioned for success going forward. The seeds that they have planted are going to grow very, very high.

But the most important thing to me personally and to my family, the Cox family is trust. We've known Chris now for a long time. I like Chris. I spent personal time with him. We knew Tom Rutledge before him for a long time. And my uncle Jim Kennedy has known John Malone for a long time, going back decades in the industry. We've known the Newhouses for a long time. I would call this organization and this whole partnership a powerhouse of integrity and trust and hard work and long-term commitment that you won't find anywhere else. And that's why we're comfortable with this. Those are all the hallmarks we look for, for long-term upside, and we couldn't be more excited. So thank you all.

Christopher L. Winfrey
President, CEO & Director

Thanks, Alex. I could not have said it better. So I appreciate those comments. After that, it's a little harder. Jessica, do you want to cover the transaction, please?

Jessica M. Fischer
Chief Financial Officer

Yes. Thanks, Chris. Before I walk through the structure and the terms of the transaction, a few words about Cox's operating statistics and financials. Cox Communications has about 12 million passings and 6.3 million customers, including 5.9 million Internet customers. In 2024, Cox generated $13.1 billion of revenue and $5.4 billion of transaction-adjusted EBITDA. The transaction adjusted EBITDA we show for Cox and the headline transaction multiple reflect pro forma adjustments to Cox's adjusted EBITDA for the elimination of expenses related to items that will not be included in the transaction. It has not been adjusted to reflect synergies.

Moving on to the details of the transaction itself on Slides 12 and 13. Cox Enterprises will contribute Cox Communications to the Charter Holdings partnership, the same entity utilized for the Bright House transaction in 2016. In addition, Charter will purchase Cox' Segra and RapidScale assets and contribute them to the Charter Holdings partnership. In return, Cox Enterprises will receive approximately 33.6 million common units in the partnership with an implied value of $11.9 billion. Those units are exchangeable for Charter common shares on a one-for-one basis. They will also receive $6 billion of convertible preferred units in the partnership, which pay a 6.875% coupon. Those preferred units are convertible into Charter partnership common units at a 35% premium above the deal reference price of $354.

Once converted into common partnership units, those common units are then exchangeable for Charter common shares on a one-for-one basis. And lastly, Cox will receive $4 billion in cash. The total consideration for Cox Communications also computed at the deal reference price totals $21.9 billion. Adding in approximately $12.6 billion of assumed investment-grade debt and finance leases, the transaction enterprise value totals $34.5 billion. As Chris mentioned, that equates to 6.4x Cox's 2025 transaction adjusted EBITDA, which is equal to Charter's total enterprise value of 2025 estimated adjusted EBITDA trading multiple of 6.4x based on Wall Street consensus for Charter's 2025 adjusted EBITDA as of May 1 and Charter's 60-day VWAP as of April 25 of $354, which again is the deal reference price.

Net of tax benefits and approximately $500 million in run rate cost synergies, primarily procurement and overhead savings, the transaction multiple lands well below 6x 2025 transaction adjusted EBITDA. That synergized multiple does not include the benefits of applying Charter's operating strategy to create revenue and operating cost synergies over time or CapEx savings. We believe both of those benefits will be significant.

A few more details to note. With respect to the preferred partnership units I mentioned, Charter has a right of first offer at all times and a conversion option 5 years after close. The annual preferred cash dividend on the convertible preferred partnership units will total approximately $413 million per year. We are also issuing Cox Enterprises a Class C share at Charter, providing the same number of votes in respect of their partnership common units on an as-exchanged basis. The structure of the transaction and the math around pro forma shares and ownership is shown on a table in Slide 13 of the presentation. As I mentioned, the transaction uses the same partnership structure used in the acquisition of Bright House Networks 10 years ago. The structure provides tax benefits to the Cox family and to Charter shareholders, which I'll get to in a moment.

Charter's combination with Cox Communications will be contemporaneous with the previously announced Liberty Broadband transaction. As a result, Liberty Broadband will cease to be a direct shareholder in Charter. In turn and pro forma for all the transactions and based on Charter's share count as of March 31, Cox Enterprises will hold an approximately 23% equity stake. Advance/Newhouse will hold an approximately 10% equity stake, both computed on an as-converted as-exchanged basis, and all other shareholders will own approximately 67% of the company.

Slide 14 shows our anticipated leverage resulting from the transaction based on Charter's current debt outstanding, with the $11.9 billion of net debt we assume, which we expect will be structured as pari-passu with our CCO and TWC secured debt. And the issuance of $4 billion in debt to finance the cash payment to Cox Enterprises. The pro forma entities combined net debt totals approximately $111 billion and yields a net debt to 2024 EBITDA ratio of about 3.9x. Given the overall higher quantum of debt and our continued commitment to the investment-grade market, we plan to be at or slightly under 4.25x leverage during the pendency of the deal and when we -- and we will change our long-term leverage target to 3.5x to 4.0x post-close. We expect to delever to the middle of the 3.5x to 4.0x range within 2 to 3 years following close.

A note on the tax benefit to Charter shareholders of this transaction. The contribution of Cox Communications into the Charter Holdings partnership is intended to be tax efficient in a number of ways, including if and when Cox Enterprises exchanges its partnership units into Charter common stock. When Cox Enterprises does the exchange, there will be a substantial step-up in the basis of the assets in the partnership, pro rata as units are exchanged. That basis step-up will be the market value of the exchange Charter's stock at the time, minus Cox Enterprises share of tax basis in the partnership's assets. As we did with Advance Newhouse, we have agreed a tax receivables agreement with Cox Enterprises in that regard, whereby Charter will retain 50% of the step-up benefits when realized and Cox Enterprises will receive the remaining 50% of the step-up benefits only when cash is realized on a with and without basis -- first-in, first-out basis, similar to what we agreed with Advance/Newhouse.

In determining the effective purchase price multiple of well under 6x, including transaction synergies and the tax benefit, we have assumed that step-up is generated in roughly 10 years. We estimate its value to be a bit over $1 billion. If Cox Communications exchanges into Charter earlier, the present value of the benefit would be even greater and vice versa.

Turning to governance on Slide 15. The combined entity will have 13 Board members. At close, Liberty Broadband's Board nominees will resign and Cox will designate 3 Directors. Chris Winfrey will remain the CEO and a Board member. Alex Taylor, the CEO of Cox Enterprises, as one of the Cox designes will become Chairman of the Board. And Eric Zinterhofer will become Lead Independent Director of the Board.

In addition, there are both voting caps and ownership caps for Cox and Advance/Newhouse, which are summarized on Slide 15. Both parties have general preemptive rights to maintain their ownership. Both parties have entered into arrangements to sell into Charter buybacks and may do so over time. And both Cox and Advance/Newhouse have also accepted transfer restrictions. There will be additional detail provided in our SEC filings, but we think this transaction is a very good outcome for the company and all its shareholders.

And now I'll turn it back to Chris for a few brief remarks before we go to Q&A.

Christopher L. Winfrey
President, CEO & Director

Thanks, Jessica, and to Alex and the Cox family and team. I really can't wait to get to know the Cox Communications team members even more than we already do. I'm very excited about our potential for a further enhanced growth profile and continued smart long-term capital in our shareholder base. And the way to get to long-term shareholder value creation, it's the same. It's great products with unmatched pricing and packaging, consistent delivery of great service to our customers, taking care of our employees and generating tenure and experience, investing and allocating capital well and being good citizens in our communities.

And with that, I'll turn it over to the operator for Q&A.

Question and Answer

Operator

[Operator Instructions] Our first question will come from Ben Swinburne with Morgan Stanley.

Benjamin Daniel Swinburne
Morgan Stanley, Research Division

Congratulations to both the Cox and Charter team. It sounds like a lot of long consideration went into this agreement. So congratulations to all of you. I guess, Chris, we're -- we in the public markets are obviously familiar with the Time Warner Cable and Bright House process and integration and sort of what needed to happen with those assets and watch that play out over a number of years. Can you talk about this acquisition, the Cox assets maybe in that kind of context to help us think, in particular, I'm thinking about the network, the kind of capital needs as we look ahead. You guys have laid out a stand-alone CapEx forecast that obviously, the market is very focused on. So trying to understand how the acquisition sort of impacts the capital spending, capital intensity outlook?

And maybe you can layer on anything we should be thinking about in terms of pricing and packaging or the way you think about the way Cox has gone to market versus Charter that might impact how we think about the new company going forward?

Christopher L. Winfrey
President, CEO & Director

Sure. Look, inside the prepared remarks, I talked a little bit about how we're going to approach the residential and small business segment, which is as quickly as possible, get out with spectrum pricing and packaging. That means utilizing the existing systems that exist at Cox today, which are significant and powerful to similar to what we did with TWC Bright House, very quickly get out with Spectrum pricing and packaging. And part and parcel to that is to make sure that our customers do not feel the difference between a market in the state of Washington, for example, versus Virginia. And that when they interact with the company, the portal, -- my Spectrum app, Spectrum TV app, the presentation and content on Xumo is all similar, if not exactly the same, and that they would not know the difference.

And the other piece is to make sure that through an abstraction layer behind the scene that our customer agents, so if you have a call center in Phoenix, that as quickly as possible, they're able to service customers nationwide. That's a great example of a market where I think is a good candidate for onshoring and in-sourcing into that footprint to drive additional jobs, but we want them to be able to service the entire national footprint that we provide. So that's kind of the operational priorities that are there, all of which is captured in the normal way we go to market. We've had a lot of success in migrating pricing and packaging all the way from Bresnan, well, really legacy Charter back in 2013, Bresnan and whatever year that was, maybe 2014, TWC Bright House to your point. And we're in the midst of doing that right now with Spectrum pricing and packaging to ourselves inside of the new pricing and packaging bundles that we announced late last year.

At the same time, we did the brand refresh with Life Unlimited. So we have a lot of experience to how to go to market with new pricing and packaging and migrate the existing base in a way that is customer-friendly that can lower their overall rate per product, but still preserve the overall ARPU per household. And that's the strategy we'll execute there. In terms of the network, Cox is largely through an upgrade for what we would call a mid-split upgrade and have 2 gigabit capabilities essentially everywhere. Now why the difference between a high split and mid-split is the upstream capacity, but it's pretty significant given what they've already done. And there's no rush for us to go try to harmonize that into a high split footprint.

In our planning, that eventual conversion to a DOCSIS 4 with a DAA doesn't take place for years out, and it will be done at a lower cost as a result of them having already completed their mid-split and because of the scale that we'll have at the time that we're completing our own DOCSIS 4 and DAA upgrades and be able to move quicker and faster. And that gives the company the time from an integration standpoint to fully migrate pricing and packaging, back-office systems in place, which you really do need before you go do something bigger like that. So there will be some capital attached, and it's inside of our own internal forecast. But it's going to be pushed out later on, primarily because of the significant investment that's already been made by Cox that sits behind us, and we'll benefit from that. It makes it easier for us to not have to really worry about that anytime soon.

But it is part of our planning. It's part of our thoughts, and it's part of our financial planning. But the capital that's been deployed here is significant at Cox. And so we're not stepping into a business that needs to be recapitalized in any way. It's been well invested. It's got employees that love this business, love the industry, highly committed, and we value that. And we look forward to integrating all that into a single company.

Operator

Our next question will come from Craig Moffett with MoffettNathanson.

Craig Eder Moffett
MoffettNathanson LLC

First, congratulations to both parties. I know this has been a long time coming. Two or I guess, one question with regarding the MVNO agreement with Verizon, but also your affiliate agreements with your programming partners. Are there any limitations to sporting either the Verizon agreement over to Cox at the terms that you have today at Charter and the affiliate agreements for programming that you've developed at Charter over to the new entity? And would that happen right away when the deal closes?

Christopher L. Winfrey
President, CEO & Director

So look, I want to be respectful of both the agreements that we have with really important partners to us and respectful of the conversations that will take place over time. We don't have any -- if I step back as it relates to all of our, call it, vendor partner relationships, I don't have any concerns of any material way of our ability to ultimately integrate this over time. But I don't want to get into contractual terms. I plan to make some of those phone calls today because, as you know, Craig, the fundamental nature of these relationships has really changed over time. We have a great relationship with Verizon in our MVNO today. I don't know how public Cox's MVNO relationship is. So I'm going to pause and not say anything more there other than to the extent it's public, you'll know what it is. And if it's not, it's not. I don't want to breach accidentally along the way.

But we have a great -- we at Charter have a great relationship with Verizon. It's strategic to us, it's strategic to them. Cox is really underpenetrated because of the later start in mobile, and I think that's a great opportunity for the combined company, and it's a great opportunity for our MVNO partner as well. And on the programming relationships, we've got a lot of experience integrating assets over the years, even prior to what I would call a relationship reset that we've had in the past 2 years or so. I think that if you step back and have not into contractual discussions on programmers, the relationship has changed in that the programmers understanding of this business. There's no better economic way for them to have programming delivered to customers than through the MVPD relationship that we offered and the integration seamless Entertainment, we've been provided.

So there's flexibility in the ways we package and go to market. And as a result, while we're not neutral yet, our video losses are probably the best in the MVPD industry, and we intend to improve that. And that means that we're working together, and that's new. It's not a -- the relationship we have with the programmers now is not do battle and or every 3, 4 years. It's really about how do we work together along the way, how do we do quarterly meetings to evaluate how we go to market better and help each other so that it works better for the consumer and save customers actually lots of money, which we're doing now with seamless entertainment. I don't know if you want to.

Jessica M. Fischer
Chief Financial Officer

And certainly, I mean, you talked about the lower penetration in mobile because of early stages that will allow us to grow on the mobile side. In video, Cox has also become less penetrated from a video customer perspective over time. And with what we can do around pricing and packaging and what we've done with the programmers to build a more valuable video product, I think there's a lot of potential for us to create value in a different way for the programmers here than...

Christopher L. Winfrey
President, CEO & Director

To wrap that, I agree with that. And we just intend to be a good partner that we have been, and it's not always easy, but it's in our mutual interest. So I think this will work out just fine. And to reiterate what I said before, we don't have any material concerns over the agreements that we have.

Operator

Our next question will come from John Hodulik with UBS.

John Christopher Hodulik
UBS Investment Bank, Research Division

And again, congrats on the deal. Chris, maybe could you just elaborate a little bit on the regulatory process, just what you foresee and sort of the timing there? And then can we talk a little bit about the sort of competition in Cox's footprint and how that compares to Charter? I mean can you -- do you guys have a sense for what the fiber overlap is at Cox? And any comment on the difference in ARPU and specifically high-speed data ARPU between Cox and Charter?

Christopher L. Winfrey
President, CEO & Director

Sure. There's a lot of that. So from a regulatory standpoint, we're going to go through a fulsome process, as you'd expect. We respect that process, and we're going to do everything we need to, to demonstrate why this is really good for America, and it is. This is a great transaction for the American consumer, and it's a great transaction for American employment. That being said, we'll have to demonstrate all of that in front of the regulators, and we feel good about that. We don't have any real overlapping footprint between the 2 companies. We'll have the ability to create jobs, good paying jobs with career opportunities and even stock ownership opportunities. We have the ability to offer lower prices per product to the Cox consumers in that footprint. And so I think we're well set up for that process. I think the timing on it -- it's hard to say, but we think that could be mid next year. But of course, we'll follow the lead of regulators and work with them productively.

From a competition and footprint perspective, not that dissimilar from Charter. It's about over 50% overbuilt with fiber. But I think the more important piece is we have -- the same applies for Charter and Cox, we have robust competition everywhere we operate. If you think about mobile broadband as a competitor, we have AT&T, Verizon, T-Mobile in 100% of our footprint. We have satellite everywhere we operate. We have fiber overbuilders. We have cellphone Internet, home-based version of that mobile broadband connectivity competition. It's significant, and we have competition in every single piece of the footprint that we operate and we have for some time.

The video space, if you think about competition in that footprint, it's huge. It's DISH, it's DIRECTV, it's YouTube TV. It's all the different apps that are available, it's SVOD. So this is a highly competitive space. There is no overlap between the 2 companies. And I think from a competition standpoint, this is good because it allows us to actually invest more into the footprint to have better products, have better service, invest more in AI and invest more in U.S.-based jobs. So I think it will lead to more investment, which makes the transaction good. The final piece of your question was related to ARPU and I don't know if you want to start.

Jessica M. Fischer
Chief Financial Officer

Yes. So we've thought about where we sit in ARPU in a couple of different ways. Certainly, Cox has a somewhat higher HSD ARPU than Charter has. But when you look at the total revenue per customer inside of the Resi business, it's actually quite similar to ours. And I think what that gives us confidence in is that by using the overall Spectrum pricing and packaging structure that we'll be able to navigate customers into bundles of products that add value to the services that they're receiving from the company, but that on an aggregate basis, enable us to sort of maintain a good ARPU trajectory through the transaction. And with that, I think we believe that our overall revenue growth will be higher with the combined businesses than it would have been on the stand-alone business.

Christopher L. Winfrey
President, CEO & Director

Yes, John, if you remember back from 10, maybe and close to 15 years ago, when we talk about the operating strategy in the financial context. We've often said our strategy is to lower our product pricing everywhere and to invest more in OpEx through high-quality onshore in-house employees and to significantly invest in the network and investors usually scratch their head and say, how is that good for cash flow. And the answer is because you have lower product pricing, you can sell more of that product per household and therefore, the revenue per household is higher because you're earned for your margin per household is higher.

Because you do that, you end up having more penetration across all of your passings which means that every customer on the increment costs you less to service than the one prior. It also means that your marketing and sales costs are being used to acquire net new additional customers as opposed to ones that you lost because your pricing was off or your service was off. And you can invest in your onshore in-house service infrastructure at a higher cost per transaction but have lower transactions, which results in less churn, which means you have a better return on investment for the customers you acquire. And again, your subscriber acquisition cost is used to acquire new customers, which improves your margin as opposed to replacing the ones that you just lost with poor offshore service.

So if you put that all together, you can have lower product pricing, higher invested OpEx through service per transaction and have higher capital spend but across a large fixed base that improves the quality of your product and have a better cash flow output and return and ROI over time. And that's always been our strategy, and that's going to be the strategy here. And so there is an ARPU difference on Internet. It's -- but -- and we'll offer packages with lower Internet prices to the Cox footprint entirely as quickly as possible. But as a result of doing that, we think we'll have at the same, if not higher ARPU per household and we'll have higher penetrations and we'll have lower operating -- while we have higher operating costs, we'll have lower operating cost per customer and the same thing applies to capital. And that's the strategy...

Operator

Our next question will come from Jonathan Chaplin with New Street Research.

Jonathan  Chaplin
New Street Research LLP

I think we'll sort -- can you hear me now?

Christopher L. Winfrey
President, CEO & Director

Now we got you. Go ahead.

Jonathan  Chaplin
New Street Research LLP

Sorry about that, guys. Congratulations to all on this deal. Just 1 question from me on synergies. I'm wondering if you can give us a little bit more context on cost to achieve and how that sort of flows out over the course of the next couple of years? And then Chris, based on your comments on still needing to talk to partners to figure out implications for the MVNO and affiliate agreements. Does that mean that benefits from those potential benefits there are not included in the $500 million of synergies?

And then sort of lastly on this topic, the -- with Time Warner Cable, there was a sort of a huge incremental benefit over and above synergies from bringing your operating processes to the asset. I think that was a much less well-run asset than Cox's. I'm wondering if you can sort of help contextualize the economic benefits that could come from the same process with Cox?

Christopher L. Winfrey
President, CEO & Director

Sure. Let me start that in the reverse order. I want to be really clear. The Cox network investment has been fully made. If anything, they have a reputation for decades of being the gold-plated standard of the willingness and ability to invest in the network and to create something of quality. So That, on one hand, the need for us to invest significantly more is going to be low, and the upside of doing a better job there will also be low as a result because it's been well cared for. The same thing despite everything that we've talked about on onshore and in-sourcing, the quality of  Cox service is very high and always has been.

It's a very well-run asset. They've always put a premium on high-quality service make sure that customers are well cared for, and they've gone out of their way and they've not skipped in terms of making that happen. It doesn't mean that there aren't things that we could do to change around pricing and packaging and onshoring in-sourcing that I talked about before. But this is a high quality -- highly qualified management team with a deeply committed set of employees who have been very well cared for, and we intend to do the same thing. And we'll learn some things along the way as well. I'm just talking now about residential and small business. If you think about the broader business, medium and large enterprise, they've historically been the best. And so I think there's an opportunity to accelerate the growth of the pro forma company based on all the experience that they have there.

So I'm just going into -- when you compare to other situations that we've been and including legacy Charter, which we inherited and went through an operational restructuring that's not the task at hand, and we're kind of looking forward to that. And we're looking forward to incorporating all the significant talent that exists at Cox and having them be the broader spectrum brand family and soon to be named Cox Communications family as the new combined company once we get through close. It doesn't mean -- I'm not watering down the operating synergies that will come out of the prior question that I outlined, where we can still lower transaction costs, and we can still lower product ARPU but increase overall ARPU and margin at the household level. All those things remain true.

It's just the things that needed to be fixed in some other assets is not the case here with Cox. On the MVNO, I don't want to get dragged into a contractual piece. Like I said, I owe it out of respect for our partners to have conversations with them. I don't think there's any material issues that exist in our agreements generally with -- from a procurement standpoint. But also just to technically answer your question, because of the later start in mobile, there's not a day 1 synergy opportunity from an MVNO perspective that it would exist if they were fully deployed on mobile, it's relatively new. So mathematically, it's just not that big of a day 1 contributor either way.

Jessica M. Fischer
Chief Financial Officer

Yes. And I think when you look at the $500 million that we talked about, that's really sort of procurement and operating that will fall entirely outside of the MVNO or other sort of -- or the operating -- it's really focused on overhead and procurement benefits there. In terms of cost to achieve, I think that you can expect cost to achieve to be in line with similar previous transactions at this scale. So nothing outsized relative to what it would typically take to integrate a business of this size.

Operator

Our next question will come from Jessica Reif Ehrlich with Bank of America.

Jessica Jean Reif Ehrlich Cohen
BofA Securities, Research Division

I was hoping that you could maybe drill down into some of the revenue opportunities as you gain closer to national scale, advertising, other things because Chris, you mentioned a few times that you have both national and global competitors. Just wondering how you can approach the -- and anything you can do leading up to this long regulatory process?

Christopher L. Winfrey
President, CEO & Director

Sure. Look, in no particular order, the business-to-business opportunity that are articulated of having a larger footprint, the better ability to compete against our national, sometimes even global competitors as it relates to business telecom will be enhanced and the ability to combine different products that exist at both companies and different go-to-market there as well as the enhanced economics that come from the national footprint, I think, give us a real advantage to growing top line in B2B. From an advertising perspective, I know that's near and dear to your heart, Jessica, is I think while not the most material piece of our business, it's still big.

And I think the investments that I know we've made at Charter for addressable advertising and the ability to operate across different platforms, our owned and third-party platforms for an integrated advertising solution that monetizes the long-tail inventory that gets the value from addressability, the amount of connected TV spots that we have through Spectrum TV app, which is the largest -- if you were treated as a virtual MVPD, I think it will be the largest in the country. We will now be larger. Having that take place on our own platforms in Xumo, but also on third-party platforms like Roku and the relationships that we have, including relationships with Amazon that we've announced before as well. I think that plus any opportunities that we see inside of the Cox advertising business could present a real opportunity to accelerate not just Cox's advertising growth, but the pro forma company.

And then video, when you think about it, this -- the way we're deploying Xumo is for every customer, every new video customer on the increment who wants a platform for us that we deploy Xumo. And so the ability to use that in seamless entertainment and the flexibility that we have in our packaging, I think it offers a real top line video revenue opportunity. Now whether that means just less losses on video or more video growth. I'm not in a position to go forecast that today, but I think it can be better than what it is on its current trajectory. And so that's a revenue enhancement opportunity as well.

And then the most material is what we've already covered is the ability to drive mobile for sure, together inside of pricing and packaging, which then ties into Internet. And I don't want to repeat everything I said about the residential and small business pricing and packaging. But that, for sure, is the biggest opportunity in front of us in terms of top line growth.

Jessica M. Fischer
Chief Financial Officer

Yes. In addition, inside of B2B, I think Cox has made some interesting investments in new product categories that we haven't had available to our customers previously, businesses like RapidScale, which will give us a managed service and cloud business. that's currently growing quite rapidly and that we'll be able to deploy across both the Cox and Charter customers.

Christopher L. Winfrey
President, CEO & Director

And Segra, which we're excited about as well.

Operator

Our next question will come from Jim Schneider with Goldman Sachs.

James Edward Schneider
Goldman Sachs Group, Inc., Research Division

I was wondering if you could maybe address going back to the network question previously. The rural opportunity within Cox's footprint, to what extent you would expect to explore that to the same extent you have done with RDOF in your own footprint? And maybe talk a little bit more about some of the longer-term network upgrades aside from the DOCSIS 4 that you might make within that footprint.

Christopher L. Winfrey
President, CEO & Director

Sure. So Cox has been a material player in the substantial build-out space. They have certain markets that L.A. and San Diego, of course, where there's going to be less of that opportunity -- but in markets like Kansas and Oklahoma, they've been a participant, not just in RDOF, but more importantly, with state grants. Most of that commitment period is now behind us for -- well, for sure, for RDOF, I think they're near completion on all their RDOF build I think the ARPA is still in flight, and they've been a big participant ARPA state grants, including just to name one, for example, Northern Florida. As it relates to BEAD, they've been a participant that's public that they've been a participant in some of the BEAD footprint. I think collectively as a cable industry, we're all a little concerned about some of the rules and regulations that were applied to BEAD. And so that opportunity for all of us, I think, has been less than we would have hoped.

And it's unclear where the BEAD process really goes, whether it should be scrapped, rebid or new rules applied is all a little bit up in the air. I don't think that BEAD is going to be the most material piece for any of us, unfortunately. And it may have a -- frankly, if I think if you were to design it today, you'd say it'd be fundamentally much smaller and be applied in a very different way than what's taken place. But we're watching it. I just don't think it will be as material as some of the other grants that have taken place.

The longer-term network, as I mentioned, this is a very well-invested network. It's been very well cared for. The mid-split upgrade is well on its way. And I don't see -- they're deploying CBRS. We're deploying CBRS. So as it relates to the organic capital that's in place there. If anything, there's duplication of capital spend that will be eliminated as a transaction synergy on the CapEx side between the 2 companies. But I don't see anything that's major that needs to take place beyond what we already talked about before eventually harmonizing the networks on a D4 platform, which Cox will benefit from at that point because of the -- when you come back around with a cheaper and better ubiquitous deployment of D4 over time.

Operator

Our next question will come from Sebastiano Petti with JPMorgan.

Sebastiano Carmine Petti
JPMorgan Chase & Co, Research Division

Just help us -- a couple of quick just a follow-ups here. Congratulations on the deal many years probably in the making here. So congratulations for the Cox family and Charter. So if we have to think about -- just quick follow-ups here. In terms of deal timing, contemporaneously with the Liberty transaction. So does that suggest mid-2027 still is the time line there?

And then thinking about the $500 million of synergies, not to delve into programming and Chris, I understand sensitivity there. But is that net of perhaps any Tier 2 wholesale costs between the company that you guys might have on the business services side as well, just kind of sharing of the network and what have you?

And then lastly, could you unpack what's included or embedded within the $452 million add back to the transaction, EBITDA on Slide 19, just some questions around what that might be.

Christopher L. Winfrey
President, CEO & Director

Did you get the last one? I didn't...

Jessica M. Fischer
Chief Financial Officer

Yes. So -- so maybe I can take a couple of Sebastiano. So the agreements provide for the Liberty Broadband closing to accelerate to coincide with the closing of the Cox transaction. And so our expectation would be that this transaction will actually close sooner than the Liberty Broadband transaction otherwise would have closed. But that the Liberty Broadband transaction based on the agreements we have will accelerate to close at the same time. Inside of the $500 million of synergies. I don't -- we did not look at the Tier 2 question. There probably is a bit of that, but it's not that material.

Christopher L. Winfrey
President, CEO & Director

No, because both of the companies typically tend to sell on footprint. And then a lot of times we'll use other cable operators for some of the Tier 2 circuits. And so you can just have a wash to the extent some of that's taking place. There may be some of it but I would expect that material.

Jessica M. Fischer
Chief Financial Officer

Yes. And then in the expenses not included in transaction and management adjustments on Slide 19. What that is a good chunk of it is long-term incentive program and pension costs that when those programs are transitioned over to Charter will not be something that would be detected in the computation of adjusted EBITDA because they'll fall below the line in share-based compensation expense. A chunk of it is a management fee related to the Cox structure that falls away from the business when it becomes part of our business. And then there were a couple of very minor adjustments for sort of onetime-type items and -- yes and business under management.

Christopher L. Winfrey
President, CEO & Director

The vast, vast majority of what's in there is what Jessica...

Jessica M. Fischer
Chief Financial Officer

Yes, the first 2 items are the lion's share.

Christopher L. Winfrey
President, CEO & Director

And I don't know if it's in the plan, but we might as well say it that similar to other transactions, the pension remains with the Cox enterprise family, that's why we...

Operator

Your last question will come from Frank Louthan with Raymond James.

Frank Garrett Louthan
Raymond James & Associates, Inc., Research Division

I appreciate the time. The leverage that you're talking about, the shift there is notable. You've always looked at running it over 4x. Is there a change in the philosophy that you have now with the combined companies to be running at lower leverage going forward?

Jessica M. Fischer
Chief Financial Officer

No. So all of the things that we believe about the business today continue to be true and that we continue to believe that we can grow the business. Actually, I think the transaction is accretive both to future share price and to leverage free cash flow per share, leverage free cash flow per share if you exclude transaction costs inside of the first year. And so our beliefs around being able to grow the business and the value of having leverage as part of our overall strategy going forward hasn't changed. What's changed is what -- how big the balance sheet itself will be. And we had always sort of believed that at some point, you would stretch to the limits of what you could do in total size of the balance sheet while maintaining our sort of split rated structure and at the higher multiples that we've been at. I think when you put these 2 businesses together, the more prudent strategy is to come down a bit in the range to manage against just the overall size.

Christopher L. Winfrey
President, CEO & Director

And the interesting thing is the -- which I'm smiling because Cox pointed that out to us during the course of the negotiations as well as that the accretion here is -- remains positive despite the fact that there's a shift in the balance sheet strategy. And so less levered equity and yet, we still have good accretion for shareholders in this transaction. So I think that's a positive.

Stefan Anninger
Vice President of Investor Relations

Thanks, Frank. Operator, that concludes our call. We'll pass it back to you.

Operator

Thank you all for your participation today. You may now disconnect.

Cautionary Note Regarding Forward Looking Statements

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), regarding, among other things, the proposed transaction between Charter and Cox Parent. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation: (i) the effect of the announcement of the proposed transaction on the ability of Charter and Cox Parent to operate their respective businesses and retain and hire key personnel and to maintain favorable business relationships; (ii) the timing of the proposed transaction; (iii) the ability to satisfy closing conditions to the completion of the proposed transaction (including stockholder and regulatory approvals); (iv) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (v) the ultimate outcome and results of integrating operations and application of Charter’s operating strategies to the acquired assets and the ultimate ability to realize synergies at the levels currently expected as well as potential dis-synergies; (vi) the impact of the proposed transaction on our stock price and future operating results, including due to transaction and integration costs, increased interest expense, business disruption, and diversion of management time and attention; (vii) the reduction in our current stockholders’ percentage ownership and voting interest as a result of the proposed transaction; (viii) the increase in our indebtedness as a result of the proposed transaction, which will increase interest expenses and may decrease our operating flexibility; (ix) litigation relating to the proposed transaction; (x) other risks related to the completion of the proposed transaction and actions related thereto; and (xi) the factors described under “Risk Factors” from time to time in Charter’s filings with the SEC.  Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” “initiatives,” “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases,” “grow,” “focused on” and “potential,” among others.

All forward-looking statements speak only as of the date they are made and are based on information available at that time. Charter assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.

Additional Information

Charter intends to file a proxy statement with the SEC in connection with the proposed transaction. Investors and security holders of Charter and Cox Parent are urged to read the proxy statement and/or other documents filed with the SEC carefully in their entirety if and when they become available as they will contain important information about the proposed transaction. The definitive proxy statement (if and when available) will be mailed to stockholders of Charter.  Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Charter through the website maintained by the SEC at http://www.sec.gov or by contacting the investor relations department of Charter at 400 Washington Blvd., Stamford, CT 06902, Attention: Investor Relations, (203) 905-7801.

Participants in Solicitation

This communication is neither a solicitation of a proxy nor a substitute for any proxy statement or other filings that may be made with the SEC. Nonetheless, Charter and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the interests of such potential participants will be included in one or more proxy statements or other documents filed with the SEC if and when they become available. These documents (if and when available) may be obtained free of charge from the SEC’s website http://www.sec.gov.

Charter anticipates that the following individuals will be participants (the “Charter Participants”) in the solicitation of proxies from holders of Charter common stock in connection with the proposed transaction: Eric L. Zinterhofer, Non-Executive Chairman of the Charter Board, W. Lance Conn, Kim C. Goodman, John D. Markley, Jr., David C. Merritt, Steven A. Miron, Balan Nair, Michael A. Newhouse, Martin E. Patterson, Mauricio Ramos, Carolyn J. Slaski and J. David Wargo, all of whom are members of the Charter Board, Christopher L. Winfrey, President, Chief Executive Officer and Director, Jessica M. Fischer, Chief Financial Officer, and Kevin D. Howard, Executive Vice President, Chief Accounting Officer and Controller.  Information about the Charter Participants, including a description of their direct or indirect interests, by security holdings or otherwise, and Charter’s transactions with related persons is set forth in the sections entitled “Proposal No. 1: Election of Directors”, “Compensation Committee Interlocks and Insider Participation”, “Compensation Discussion and Analysis”, “Certain Beneficial Owners of Charter Class A Common Stock”, “Certain Relationships and Related Transactions”, “Proposal No. 2: Approve the Charter Communications, Inc. 2025 Employee Stock Purchase Plan”, “Pay Versus Performance” and “CEO Pay Ratio” contained in Charter’s definitive proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on March 13, 2025 (which is available at https://www.sec.gov/ix?doc=/Archives/edgar/data/0001091667/000114036125008627/ny20042259x1_def14a.htm) and other documents subsequently filed by Charter with the SEC. To the extent holdings of Charter stock by the directors and executive officers of Charter have changed from the amounts of Charter stock held by such persons as reflected therein, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.